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                       [LETTERHEAD OF CENDANT CORPORATION]



                                                     July 27, 2001


Cendant Corporation
9 West 57th Street
New York, New York 10019


Ladies and Gentlemen:

         I am the Senior Vice President, Law and Secretary of Cendant Corporation, a Delaware corporation (the "Company"), and have acted as counsel in connection with its preparation and filing with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act"), of a prospectus supplement, dated July 20, 2001 (the "Prospectus Supplement"), to the prospectus, dated November 18, 1998 (the "Prospectus"), included as part of the Registration Statement on Form S-3 of the Company, Cendant Capital II and Cendant Capital III (File Nos. 333-49405 and 333-65456) (the "Registration Statement"), relating to the offering by the Company of up to 17,250,000 of its Upper DECS(sm) (the "Upper DECS"), each with a stated amount of $50. Each Upper DECS initially consists of
(a) a forward purchase contract (a "Forward Purchase Contract") under which (i) the holder is obligated to purchase from the Company on August 17, 2004 a number of shares of CD common stock, par value $0.01 per share, of the Company (the "Shares") and (ii) the Company will pay the holder contract payment adjustments and (b) $50 principal amount of the Company's senior notes due August 2006. The Company issued the Upper DECS pursuant to that certain underwriting agreement, dated as of July 20, 2001, by and between the Company and Salomon Smith Barney Inc., as the underwriter (the "Underwriting Agreement").

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act.

         In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement,


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Cendant Corporation
July 27, 2001


(ii) the Prospectus, (iii) the Prospectus Supplement, (iv) the Underwriting Agreement, (v) the Forward Purchase Contract Agreement, dated July 27, 2001 (the "Forward Purchase Contract Agreement"), between the Company and Bank One Trust Company, National Association, as forward purchase contract agent (the "Forward Purchase Contract Agent"), (vi) the Pledge Agreement, dated July 27, 2001, among the Company, The Chase Manhattan Bank, as collateral agent, custodial agent and securities intermediary, and the Forward Purchase Contract Agent, (vii) the Remarketing Agreement, dated July 27, 2001, among the Company, the Forward Purchase Contract Agent and Salomon Smith Barney Inc., as remarketing agent, and
(viii) the Indenture, dated February 24, 1998, between the Company and the Bank of Nova Scotia Trust Company of New York, as trustee (the "Trustee"), as supplemented by the Fourth Supplemental Indenture, dated as of July 27, 2001, between the Company and the Trustee. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery of such documents by the parties to such documents, and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

         I am admitted to the bars in the States of New York and New Jersey and do not express any opinion as to the laws of any other jurisdiction.

         Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth above, I am of the opinion that:


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Cendant Corporation
July 27, 2001


         1. The Upper DECS have been duly authorized and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent enforcement thereof might be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditor's rights generally, and (ii) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or equity.

         2. The Shares subject to the Forward Purchase Contracts have been duly authorized and reserved for issuance and, when issued and delivered by the Company pursuant to the terms of the Forward Purchase Contract Agreement, will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to the use of my name under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                         Very truly yours,

                                         /s/ Eric J. Bock
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                                         Eric J. Bock
                                         Senior Vice President, Law and
                                                 Secretary